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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 KT Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                     December 30, 2002 and January 10, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. Not Applicable              13G                      PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SK Telecom Co., Ltd.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        The Republic of Korea
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        None
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   Not Applicable
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        None
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    Not Applicable
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        None
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        None
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------


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ITEM 1(a).  NAME OF ISSUER:

                                  KT Corporation
            --------------------------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              206 Jungja-dong, Bundang-gu, Sungnam, Kyunggi-do, 463-711 Korea
            --------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSON FILING:

                                    Sung Hae Cho
            --------------------------------------------------------------------

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     99, Seorin-dong, Jongro-gu, Seoul, Korea
            --------------------------------------------------------------------

ITEM 2(c).  CITIZENSHIP:

                                      Korean
            --------------------------------------------------------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                    Common stock and bonds exchangeable to common stock
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER:

                                   Not Applicable
            --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   Broker or dealer registered under Section 15 of the Exchange
                  Act.

            (b)   Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

            (d) Investment company registered under Section 8 of the Investment Company Act.

            (e)   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

            (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                       3

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ITEM 4.     OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  None
                  --------------------------------------------------------------

            (b)   Percent of class:

                  None
                  --------------------------------------------------------------

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        None
                        --------------------------------------------------------

                  (ii)  Shared power to vote or to direct the vote

                        Not Applicable
                        --------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of

                        None
                        --------------------------------------------------------

                  (iv)  Shared power to dispose or to direct the disposition of

                        Not Applicable
                        --------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable
            --------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not Applicable
            --------------------------------------------------------------------

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable
            --------------------------------------------------------------------

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable
            --------------------------------------------------------------------

ITEM 10.    CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       4


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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 14, 2002
                                        ----------------------------------------
                                                        (Date)



                                                   /s/ Sung Hae Cho
                                        ----------------------------------------
                                                      (Signature)


                                               Sung Hae Cho/Vice President
                                        ----------------------------------------
                                                      (Name/Title)


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